EXHIBIT I

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CHAMPION PAIN CARE CORPORATION

First:

That the Board of Directors of Champion Pain Care Corporation, a Delaware corporation (the “Corporation”) by Unanimous Written Consent dated as of November 10, 2016, adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment was as follows:

RESOLVED, that by amendment to the Corporation’s Certificate of Incorporation, Article “FOURTH” shall be deleted and the following shall be inserted in its place and stead:

“FOURTH: The total number of shares of capital stock, which this corporation is authorized to issue, is Five Hundred and Ten Million and One (510,000,001) all with a par value of $0.0001 per share, Five Hundred Million (500,000,000) of which shall be designated as Common Stock and Ten Million and One (10,000,001) of which shall be designated as Preferred Stock, of which, Ten Million (10,000,00)  shall be designated as Series A Preferred Stock and One (1) shall be designated as Series B Preferred Stock with the Series A and Series B Preferred Stock granted the Rights and Preferences set forth in the attached Schedules “A” and “B.”

Second: That pursuant to Section 228 of the General Corporation Law of the State of Delaware, a consent setting forth the resolutions approving the amendment set forth above was signed by holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.

Third:

 That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Financial Officer as of the _____ day of _____________, 201__.

By: /s/ Terrance Owen

                          Terrance Owen, CFO